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Press Release                                                       Exhibit 99.1
For further information, please contact:
Melissa Matson                                        Amy Garay
Manager, Corporate Communications                     Noonan Russo Presence Euro
Paradigm Genetics, Inc.                               RSCG
919-425-3000                                          212-845-4200

                 Paradigm Genetics announces KEY EXECUTIVE HIRES
                 - - executive management team now complete - -

RESEARCH TRIANGLE PARK, NC, November 5, 2002 -- Paradigm Genetics, Inc. (Nasdaq:
PDGM), a biotechnology company, today announced the appointment of Philip R. Alfano to the position of Vice President, Finance, and Chief Financial Officer and the appointment of J. Barry Buzogany, Esq., to the position of Vice President, General Counsel and Corporate Secretary.

Alfano brings 25 years of financial and managerial experience to Paradigm. Most recently, he was Senior Vice President and Chief Financial Officer of Greenwood Group, Inc. (d.b.a. Manpower), the largest Manpower franchise in the United States. Prior to that, Alfano was Senior Vice President and Chief Financial Officer of Research Triangle Commerce, Inc., a commerce infrastructure company for whom he directed initial and secondary equity raises and coordinated a merger with a Nasdaq-listed company. He also served as Senior Vice President and Chief Financial Officer for Winston Hotels, Inc., a $350 million, publicly held real estate investment trust. Alfano received his B.B.A. in Accounting at St. Bonaventure University and completed graduate finance courses at Pace University.

Buzogany has more than 20 years of broad legal and management team experience, primarily in the biotech and healthcare industries. Most recently, he was Senior Vice President, General Counsel and Secretary of Gene Logic, Inc., a publicly traded genomics and bioinformatics company, where he established the company's first in-house legal function, resolved litigation issues and directed the intellectual property function. Prior to that, Buzogany was Executive Director and Corporate Counsel for Centocor, Inc., a biopharmaceutical company. He also served as Vice President and General Counsel for Boehringer Mannheim, a pharmaceutical company. Additionally, he was General Counsel to public companies engaged in the manufacture and sale of bioindustrial products and specialty chemicals, respectively. Buzogany received his J.D. from University of Akron College of Law and his M.A. in International Relations from University of Southern California.

"I am delighted that Phil and Barry have joined our team ," said Heinrich Gugger, Ph.D., Paradigm's president and CEO. "They each bring valuable skills to the mix - Phil is a creative and seasoned financial manager who has secured financing in very difficult markets, and Barry is an expert in structuring biotech deals and managing intellectual property. I have every confidence in the executive team now fully in place, as we swiftly work to execute our strategy."

About Paradigm Genetics
Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to subsequent enhancement of the safety and efficacy profiles of development candidates. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our commercial and government partners. For more information, visit www.paradigmgenetics.com.
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This press release contains forward-looking statements, including statements regarding Paradigm's ability to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to the subsequent enhancement of the


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safety and efficacy profiles of development candidates; the ability of the company to understand gene function in the context of biological pathways; the prospects of Paradigm to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of its partners; Paradigm's ability to meet or exceed the expectations of its partners and customers; as well as Paradigm's prospects for growth and innovation. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm's Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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